EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Pzena Investment Management, Inc.’s 2007 Equity Incentive Plan, of our reports (a) dated June 11, 2007 (except for Note 15(e), as to which the date is August 3, 2007) on Pzena Investment Management, LLC and Subsidiaries and (b) dated June 11, 2007 (except for Note 2, as to which the date is October 5, 2007) on Pzena Investment Management, Inc., both included in Pzena Investment Management, Inc.’s Registration Statement (Form S-1 No. 333-143660) and related Prospectus filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
New York, New York
October 29, 2007